Exhibit 99.1

NYSE: MMP

Date:	April 30, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Higher Quarterly

Operating Profit and Net Income

Increases 2007 Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported increased operating profit and net income for first quarter 2007 compared to first quarter 2006.

First-quarter 2007 operating profit was $64.7 million compared to $62.8 million for first quarter 2006, representing a 3% increase. Net income also increased 3% to $49.7 million during first quarter 2007 from $48.3 million in the corresponding 2006 period.

“Higher petroleum products pipeline revenues due to increased rates, volumes and ancillary services as well as solid performances from our marine and inland terminals were the main contributors to this quarter’s increased earnings,” said Don Wellendorf, chief executive officer.

Beginning in 2007, commercial and operating responsibility for the partnership’s two inland terminals in the Dallas, Texas area moved to the petroleum products pipeline system. Accordingly, financial results for these locations will now be reported in the petroleum products pipeline system business segment, with historical results adjusted to conform to the current-year presentation.

An analysis of variances by segment comparing first quarter 2007 to first quarter 2006 is provided below based on operating margin, a financial measure that reflects operating profit before affiliate general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $78.1 million, an increase of $12.5 million. Transportation revenues increased between periods primarily due to higher transportation rates per barrel shipped resulting in part from the partnership’s 2006 mid-year tariff increase and increased diesel fuel shipments. The current quarter also benefited from higher fees for leased storage and data services and increased demand for the partnership’s terminal, additive and renewable fuels services during 2007. Commodity margin declined during first quarter 2007, while segment expenses increased between periods principally due to higher integrity and maintenance work, personnel expenses and environmental assessments, partially offset by more favorable product overages which reduce operating expenses.

Petroleum products terminals. Terminals operating margin was $19.5 million, a decline of $4.5 million. The 2006 period benefited from a variable-rate storage agreement with all revenues recognized from the contract at its Jan. 2006 termination date. The partnership currently has a similar agreement in place, but the term for the new contract expires in Dec. 2007, at which time revenue will be recognized for the 2007 variable-rate storage agreement. First quarter 2007 benefited from increased revenues at the partnership’s marine terminals due to expansion projects, additive fees and higher lease rates. Inland terminals revenues improved in the current quarter due to increased throughput volumes and higher additive fees. Higher product margin during 2007 was partially offset by increased expenses due to higher personnel costs and property taxes as well as a product downgrade charge resulting from the accidental blending of a small amount of stored product during the current period.

Ammonia pipeline system. Ammonia operating margin was a loss of $0.6 million, a decrease of $3.1 million. Although revenues increased between periods, first quarter 2007 was negatively impacted by increased environmental accruals for historical releases and higher integrity spending. The partnership expects the amount of integrity spending for this segment to remain higher in 2007 than prior periods as work is completed for the high consequence area testing mandated by federal regulations.

G&A expense increased primarily due to higher equity-based compensation expense related to the partnership’s higher unit price and additional unit awards. First quarter 2007 also was negatively impacted by a new tax established by the state of Texas that is based on the financial results of the partnership’s assets apportioned to that state.

Basic and diluted net income per limited partner unit was 55 cents for both quarterly periods.

Distributable cash flow, which represents the amount of cash generated during the period that is available to pay distributions, was $66.1 million during first quarter 2007 compared to $63.3 million during the corresponding 2006 quarter.

Reflecting financial results to date and expectations for the remainder of 2007, management is increasing its 2007 net income per unit guidance to approximately $2.40, with a second-quarter 2007 estimate of 58 cents, which includes a charge of approximately 5 cents resulting from the early retirement of the partnership’s pipeline notes during second quarter 2007. These notes were refinanced with 30-year notes at a lower interest rate than the retired debt.

Management continues to develop significant new opportunities. Capital spending on expansion projects already started or in advanced stages of development is now estimated to be approximately $135 million during 2007 and $65 million during 2008 to complete these projects. Further, management currently has more than $400 million of potential expansion projects in earlier stages of development for the construction of additional infrastructure for renewable fuels, storage tanks and pipeline expansions. These numbers do not include potential spending on significant acquisition opportunities currently being pursued both in private transactions and through public bidding processes.

An analyst call with management regarding first-quarter earnings and 2007 outlook is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 810-0924 and provide code 2501524. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 7. To access the replay, dial (888) 203-1112 and provide code 2501524. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations. Operating margin reflects operating profit before G&A expense and depreciation and amortization, and distributable cash flow is an indicator of the cash available to pay distributions. Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this news release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2007
Transportation and terminals revenues	$130,191	$143,151
Product sales revenues	148,896	148,663
Affiliate management fee revenue	173	173

Total revenues	279,260	291,987
Costs and expenses:
Operating	53,385	60,975
Product purchases	133,595	133,980
Depreciation and amortization	15,201	15,440
Affiliate general and administrative	15,027	17,685

Total costs and expenses	217,208	228,080
Equity earnings	719	763

Operating profit	62,771	64,670
Interest expense	14,292	14,867
Interest income	(646)	(371)
Interest capitalized	(204)	(897)
Debt placement fee amortization	677	645
Other expense	339	—

Income before income taxes	48,313	50,426
Provision for income taxes	—	724

Net income	$48,313	$49,702

Allocation of net income:
Limited partners’ interest	$36,685	$36,851
General partner’s interest	11,628	12,851

Net income	$48,313	$49,702

Basic net income per limited partner unit	$0.55	$0.55

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	66,361	66,538

Diluted net income per limited partner unit	$0.55	$0.55

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	66,482	66,546

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended March 31,
	2006	2007
Petroleum products pipeline system:
Transportation revenue per barrel shipped (dollars per barrel)	$1.025	$1.152
Transportation barrels shipped (million barrels)	69.2	71.3

Petroleum products terminals:
Marine terminal average storage utilized per month (million barrels)	20.7	21.8
Inland terminal throughput (million barrels)	25.2	28.2

Ammonia pipeline system:
Volume shipped (thousand tons)	216	214

Beginning in 2007, commercial and operating responsibilities for the partnership’s two inland terminals in the Dallas, Texas area moved to the petroleum products pipeline system. As a result, historical inland terminals throughput has been adjusted to exclude these two facilities. In addition, pipeline shipments to Dallas Love Field from the partnership’s Dallas terminal have been reported as transportation barrels shipped to the petroleum products pipeline system for all periods presented.

Also, beginning in 2007, the partnership has reported all marine storage utilized, including asphalt storage at New Haven, Connecticut and storage utilized for intersegment transactions at East Houston, Texas, both of which were excluded from operating statistics in prior reporting periods. Historical statistics have been adjusted to conform to the current period’s presentation of this data.

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended March 31,
	2006	2007
Petroleum products pipeline system:
Transportation and terminals revenues	$91,853	$107,311
Less: Operating expenses	41,029	42,942

Transportation and terminals margin	50,824	64,369
Product sales revenues	145,464	144,265
Less: Product purchases	131,576	131,426

Product margin	13,888	12,839
Add: Affiliate management fee revenue	173	173
Equity earnings	719	763

Operating margin	$65,604	$78,144

Petroleum products terminals:
Transportation and terminals revenues	$34,371	$31,749
Less: Operating expenses	11,615	13,961

Transportation and terminals margin	22,756	17,788
Product sales revenues	3,432	4,398
Less: Product purchases	2,146	2,682

Product margin	1,286	1,716

Operating margin	$24,042	$19,504

Ammonia pipeline system:
Transportation and terminals revenues	$4,721	$4,915
Less: Operating expenses	2,247	5,539

Operating margin	$2,474	$(624)

Segment operating margin	$92,120	$97,024
Add: Allocated corporate depreciation costs	879	771

Total operating margin	92,999	97,795
Less: Depreciation and amortization	15,201	15,440
Affiliate general and administrative	15,027	17,685

Total operating profit	$62,771	$64,670

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended March 31,
	2006	2007
Net income	$48,313	$49,702
Direct charges to the general partner:
Reimbursable general and administrative costs	412	276
Previously indemnified environmental charges	600	2,250

Total direct charges to general partner	1,012	2,526

Income before direct charges to general partner	49,325	52,228
General partner’s share of income	25.63%	29.44%

General partner’s allocated share of net income before direct charges	12,640	15,377
Direct charges to general partner	1,012	2,526

Net income allocated to general partner	$11,628	$12,851

Net income	$48,313	$49,702
Less: net income allocated to general partner	11,628	12,851

Net income allocated to limited partners	$36,685	$36,851

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW

(Unaudited, in millions)

	Three Months Ended March 31,
	2006	2007
Net income	$48.3	$49.7
Add: Depreciation and amortization (1)	15.9	16.1
Equity-based incentive compensation	1.5	3.7
Direct charges to general partner	1.0	2.5
Asset retirements	0.4	0.9
Less: Maintenance capital (net of indemnified spending)	2.9	5.3
Other	0.9	1.5

Distributable cash flow (2)	$63.3	$66.1

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Related to its $117.5 million indemnification settlement, the partnership has received $82.5 million through March 31, 2007 with the remaining $35.0 million expected in July 2007. Through March 31, 2007, the partnership has either paid or accrued liabilities totaling $80.5 million that are covered by this indemnification settlement.

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